Exhibit 99.2
RailAmerica, Inc. Third Quarter 2009 Earnings Conference Call November 12, 2009

2 Certain items in this presentation and other information we provide from time to time may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not necessarily limited to, statements relating to future events and financial performance. Words such as "anticipates," "expects," "intends," "plans," "projects," "believes," "may," "will," "would," "could," "should," "seeks," "estimates" and variations on these words and similar expressions are intended to identify such forward-looking statements. These statements are based on management's current expectations and beliefs and are subject to a number of factors that could lead to actual results materially different from those described in the forward-looking statements. RailAmerica, Inc. can give no assurance that its expectations will be attained. Accordingly, you should not place undue reliance on any forward-looking statements contained in this presentation. Factors that could have a material adverse effect on our operations and future prospects or that could cause actual results to differ materially from RailAmerica, Inc.'s expectations include, but are not limited to, prolonged capital markets disruption and volatility, general economic conditions and business conditions, our relationships with Class I railroads and other connecting carriers, our ability to obtain railcars and locomotives from other providers on which we are currently dependent, legislative and regulatory developments including rulings by the Surface Transportation Board or the Railroad Retirement Board, strikes or work stoppages by our employees, our transportation of hazardous materials by rail, rising fuel costs, acquisition risks, competitive pressures within the industry, risks related to the geographic markets in which we operate; and other risks detailed in RailAmerica, Inc.'s filings with the Securities and Exchange Commission, including our prospectus filed with the Commission on October 13, 2009. In addition, new risks and uncertainties emerge from time to time, and it is not possible for RailAmerica, Inc. to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this presentation. RailAmerica, Inc. expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or change in events, conditions or circumstances on which any statement is based. Forward-Looking Statements

3 Executive Summary John Giles, President and Chief Executive Officer

Third Quarter 2009 Highlights Adjusted EBITDA (1) of $37.6 million, down 4% from record Q3 2008 Adjusted EBITDA (1), but up 7% versus Q2 2009 Operating income of $25.6 million and operating ratio of 76.7% Approximately $130 million in cash (pro forma 9/30/09 for IPO and debt repayment) Net cash provided by (used in) operating activities of $48.5 million, ($37.0 million) and $38.0 million for Q3 2009, Q2 2009, and Q3 2008 respectively 4 Highlights Adjusted EBITDA (1) ($ in millions) ______________________ Note: (1) See pages 21 to 23 for a reconciliation to GAAP.

5 Largest owner and operator of short line and regional freight railroads in North America (measured in terms of total track miles) 40 railroads with ~7,500 track miles and 1,800 customers Railroads range from 13 to 604 track miles in size Overview of RailAmerica Commodity Diversification 2008 Freight Revenue by Commodity (Total: $440mm) (1) ______________________ Note: (1) Does not include $68.4mm of non-freight revenue. Geographical Diversification 40 Railroads in 27 U.S. States and 3 Canadian Provinces Agricultural Products 13.9% Metallic Ores & Metals 11.9% Pulp, Paper & Allied Products 9.5% Non-Metallic Minerals & Products 8.8% Coal 8.5% Other 6.5% Waste & Scrap Materials 6.5% Food / Kindred Products 6.0% Petroleum 4.5% Forest Products 9.1% Chemicals 13.6% Motor Vehicles 1.2%

6 RailAmerica Investment Highlights Profitable Operations Attractive Fundamentals Well Positioned to Grow Highly Experienced Management In spite of flat revenue, achieved significant Adjusted EBITDA growth Attractive margins with minimal cash taxes & predictable capex Significant operating leverage as volumes recover Established, long-term customer base Significant diversity by customer, product and geography Integrated with customer facilities and distribution channels Future growth ^ organic, potential acquisitions, deleveraging Large market opportunity to increase scale through acquisitions Strong capital structure to pursue future growth 26 years of industry experience on average Proven ability to improve operations and increase margins

Third Quarter 2009 Revenue 7 Q3 2009 revenue down 17% versus Q3 2008 Volume decline partially offset by growth in average revenue per carload (excluding fuel surcharge) and non-freight revenue ($ in millions)

8 Third Quarter 2009 Carloads 8 Carloads by Commodity

Average Freight Revenue Per Carload 9 Reported Excl. Fuel Surcharge & Foreign Exchange -0.013 0.041 Change in Average Freight Revenue per Carload (Q3 2009 vs. Q3 2008)

Third Quarter 2009 Non-Freight Revenue 10 Non-Freight Revenue

Third Quarter 2009 Expense Reductions 11 Fuel Expense Lower fuel price and lower consumption Labor Costs Lower headcount Equipment Rents Lower per diem cost from reduced carloads, better equipment utilization, and reduced locomotive and rail car lease costs Purchased Services Better management of contract labor and professional fees Other Expenses (includes joint facilities & other expenses) Decline due to third-party maintenance agreement and lower joint facilities costs from reduced carloads. Down 50% Down 30% Down 15% Down 4% Down 55% Focus Area Q3 2009 vs. Q3 2008 Comment

Continuously Improving Safety Performance 12 RA FRA Reportable Injuries Q3 YTD (1) RA FRA Reportable Train Accidents Q3 YTD (1) ______________________ Note: (1) Includes Canadian railroads.

13 Third Quarter 2009 Financial Review Clyde Preslar, Chief Financial Officer

14 Third Quarter 2009 Results Compared to Prior Year 14 Third Quarter Results

15 Third Quarter EPS and Selected Items 15 ______________________ Note: (1) Negative impact on net income is shown as brackets ( ). (2) Q3 2009 cash taxes paid were $0.3 million or $0.01 per share (diluted). Third Quarter Results Selected Items

16 16 Third Quarter 2009 Detailed Results Compared to Prior Year ______________________ Note: (1) See pages 21 to 23 for a reconciliation to GAAP. Net cash provided by operating activities of $48.5 million and $38.0 million for Q3 2009 and Q3 2008 respectively.

17 Capital Expenditures 17 Capital Expenditures

Capitalization 18 ______________________ Note: (1) Pro Forma to give effect to the IPO and repayment of 10% of Senior Notes. Capitalization

Other Financial Items 19 Estimates (1) ______________________ Note: (1) Assumes no acquisitions and no additional repayment of debt. (2) Does not include interest income on cash balances. (3) Assumes legislation is extended for 2010 at current rates.

20 Appendix

21 Adjusted EBITDA Reconciliation to GAAP 21

22 Adjusted EBITDA Reconciliation to GAAP (Continued) 22

23 Adjusted EBITDA Reconciliation to GAAP (Continued) 23